EXHIBIT 3.1
             FILED
    04 APR 16 PM 5:30
SECRETARY OF STATE
TALLAHASSEE, FLORIDA
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF SCORPION PERFORMANCE, INC.
     Pursuant to Section 607.1007 of the Business Corporation Act of the State of Florida, the undersigned, being the Director and President of Scorpion Performance, Inc. (hereinafter the “Corporation”), a Florida corporation, and desiring to amend and restate its Articles of Incorporation, does hereby certify:
     FIRST: The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on December 19, 1999, Document No. P99000109561.
     SECOND: These Amended and Restated Articles of Incorporation, which supersede the original Articles of Incorporation and all amendments to them, were adopted by all of the Directors of the Corporation and a majority of its shareholders on March 1, 2004. To effect the foregoing, the text of the Articles of Incorporation is hereby restated and amended as herein set forth in full:
ARTICLE I
NAME
     The name of the Corporation is Scorpion Performance, Inc.
ARTICLE II
DURATION
     The term of existence of the Corporation is perpetual.
ARTICLE III
PURPOSE
     The Corporation may transact any and all lawful business for which corporations may be organized under the Florida Business Corporation Act.
ARTICLE IV
PRINCIPAL OFFICE AND MAILING ADDRESS
     The principal office and mailing address of the Corporation is:
3000 S.W. 4th Avenue
Fort Lauderdale, Florida 33315

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ARTICLE V
CAPITAL STOCK
     The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be Fifty Million (50,000,000) shares, of which:
     (i) Forty Million (40,000,000) shares shall be designated Common Stock, no par value. Each issued and outstanding share of Common Stock shall be entitled to one (1) vote on each matter submitted to vote at a meeting of the shareholders;
     (ii) Ten Million (10,000,000) shares shall be designated Preferred Stock. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.
ARTICLE VI
REGISTERED OFFICE AND AGENT
     The street address of the Corporation’s registered office is: 3000 S.W. 4th Avenue, Fort Lauderdale, Florida 33315. The name of the Corporation’s registered agent at that office is: Yali Golan.
ARTICLE VII
AFFILIATED TRANSACTIONS
     The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.
ARTICLE VIII
CONTROL SHARE ACQUISITIONS
     The Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.
ARTICLE IX
INDEMNIFICATION
     The Corporation shall indemnify any present or former officer or director, or person exercising powers and duties of an officer or a director, to the full extent now or hereafter permitted by law.

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     THIRD: The foregoing amendments were adopted by all of the Directors and the majority holders of the Common Stock of the Corporation pursuant to Sections 607.0821 and 607.0704 of the Florida Business Corporation Act on March 1, 2004. Therefore, the number of votes cast for the amendment to the Corporation’s Articles of Incorporation was sufficient for approval.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 1st day of March 2004.

/s/ Yali Golan, Director and President

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CERTIFICATE OF ACCEPTANCE BY
REGISTERED AGENT
     Pursuant to the provisions of Section 607.0501 of the Florida Business Corporation Act, the undersigned submits the following statement in accepting the designation as registered agent and registered office of Scorpion Performance, Inc., a Florida corporation (the “Corporation”), in the Corporation’s Amended and Restated Articles of Incorporation
Having been named as registered agent and to accept service of process for the Corporation at the registered office designated in the Corporation’s Amended and Restated Articles of Incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 1st day of March 2004.

/s/ Yali Golan
Registered Agent

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